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                                                                    Exhibit 12.1



                        SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                          Three Months Ended March 31,
                                                                  2000        1999
-------------------------------------------------------------------------------------
                                                     (Thousands, except ratio amounts)
Pretax income from continuing operations ...................   $ 107,466    $  66,417

Undistributed income of less than 50% owned equity
 investees .................................................        (716)      (2,389)
Minority interest in income of majority owned subsidiaries
 with fixed charges ........................................         207          205
Add fixed charges as adjusted (from below) .................      80,364       66,844
                                                               ---------    ---------
                                                               $ 187,321    $ 131,077
                                                               ---------    ---------
Fixed charges:
 Interest expense:
         Corporate .........................................   $  67,829    $  57,626
         Financial services ................................       3,384        2,968
         Capitalized .......................................          (1)         495
 Amortization of debt costs ................................       1,720         (177)
 1/3 of rental expense .....................................       7,431        6,427
                                                               ---------    ---------
Fixed charges ..............................................      80,363       67,339
Less: Capitalized interest .................................           1         (495)
                                                               ---------    ---------
Fixed charges as adjusted ..................................   $  80,364    $  66,844
                                                               =========    =========

Ratio (earnings divided by fixed charges) ..................        2.33         1.95
                                                               =========    =========
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